Exhibit 99

     EPL Intermediate, Inc. Announces Results
for the 13 Weeks and 39 Weeks Ended September 26, 2007

COSTA MESA, Calif. -- (BUSINESS WIRE) – November 8, 2007-- EPL Intermediate, Inc., parent company of El Pollo Loco, Inc., today reported results for its 13-week third quarter and 39 weeks ended September 26, 2007. For simplicity of presentation, the Company has described the 13-week third quarters and 39-week periods ended September 26, 2007 and September 27, 2006 as September 30, 2007 and September 30, 2006, respectively.

El Pollo Loco reported operating revenues for the 13-week third quarter ended September 30, 2007 of $72.3 million, which is an increase of $6.0 million, or 9.1%, over operating revenues for the 13-week third quarter ended September 30, 2006 of $66.3 million. Operating revenues include sales at company-operated stores and franchise revenues.

Same store sales for the system, which includes sales from both company-operated and franchised stores, increased 2.2% in the third quarter of fiscal 2007, with company-operated restaurant same store sales increasing 1.7% and franchise restaurant same store sales increasing 2.5% . Restaurants enter the comparable restaurant base for same-store sales the first full week after that restaurant’s 15-month anniversary. The positive impact from a price increase taken at the beginning of the year and an increase in average check more than compensated for transaction declines in the third quarter.

During the third quarter, El Pollo Loco sold eight company-owned restaurants in Southern California to existing franchisees in exchange for $7.5 million in cash. With respect to this transaction, leasehold and equipment assets were reduced by $1.6 million; goodwill was reduced by $8.8 million, in accordance with Statement of Accounting Standards 142; and there was a related liability reduction of $0.1 million. This resulted in a loss on sale of restaurants of $2.8 million. The Company used the cash from the sale of the restaurants to acquire three high volume franchise restaurants in Las Vegas for $8.5 million. With this acquisition, the company now has 11 company-owned restaurants in Las Vegas.

Changes in operating expenses in the third quarter include:

  payroll and benefit expenses that increased $2.0 million, or 13.0%, to $17.5 million for the 13 weeks ended September 30, 2007 from $15.5 million for the 13 weeks ended September 30, 2006. As a percentage of restaurant revenue, these costs increased 0.9% to 26% in 2007 from 25.1% for the 2006 period. This increase is primarily attributed to an increase in spending on manager training and the minimum wage increase.

  a 0.4% increase in restaurant other operating expense (which includes utilities, repair and maintenance, advertising, property taxes, occupancy and other operating expenses) as a percentage of restaurant revenue, resulting from a 0.4% increase in occupancy costs as a percentage of revenue (from the annual amortization of unfavorable leasehold interest liability and higher rent expense) and a 0.4% increase in repair and maintenance costs as a percentage of revenue due to the higher general run rate of equipment repairs and refrigeration. The latter was in response to increased heat load during the period. The increase in restaurant other operating expense was partially offset by a 0.5% decrease in advertising expense as a percentage of revenue. Advertising expense each quarter may be above or below our planned annual rate of approximately 4% of revenue, depending on timing of marketing promotions and the relative weights of media spending.

  a $3.3 million increase in general and administrative expenses, attributed primarily to a $2.8 million loss recognized in the 2007 period from the sale of eight company restaurants that did not occur in the 2006 period, and an increase of $0.6 million in legal fees in the 2007 period, partially offset by a decrease of $0.3 million in corporate meetings expense due to timing.

Operating income decreased $2.9 million, or 31.8%, to $6.2 million for the third quarter of fiscal 2007 from $9.1 million for the third quarter of fiscal 2006 due to the factors described above. Without the loss on sales of restaurants, operating income for the third quarter of fiscal 2007 would have been $9.0 million.

Interest expense, net of interest income, increased $0.2 million, or 2.7%, to $7.4 million for the third quarter of 2007 from $7.2 million for the prior year quarter. Average debt balances for the third quarter of 2007 increased to $265.0 million compared to $258.4 million for the third quarter of 2006, and average interest rate decreased to 10.62% for the 2007 period compared to 10.81% for the 2006 period.

Our provision for income taxes consisted of income tax expense of $2.8 million and $1.3 million for the 13-week periods ended September 30, 2007 and 2006, respectively. There was a large gain on sale for tax purposes related to the eight restaurants sold in the third quarter that created additional income tax expense as most of the goodwill written off for book purposes was not deductible for tax purposes.

As a result of the factors above, there was a net loss for the third quarter of fiscal 2007 of $4.0 million, compared with net income of $0.5 million for the prior year quarter.

Operating revenues for the 39-week period ended September 30, 2007 were $208.8 million, which was an increase of $13.5 million, or 6.9%, over operating revenues for the 39 weeks ended September 30, 2006 of $195.3 million.

Same store sales for the system increased 2.6% for the 39 weeks ended September 30, 2007, with company-operated restaurant same store sales increasing 1.7% and franchise restaurant same store sales increasing 3.4% .

Operating income for the 39 weeks ended September 30, 2007 was $22.6 million, which was a decrease of $2.7 million, or 10.8%, over operating income of $25.3 million for the 39 weeks ended September 30, 2006.

Interest expense, net of interest income, increased $0.5 million, or 2.2%, to $21.9 million for the 39 weeks ended September 30, 2007 from $21.4 million for the 39 weeks ended September 30, 2006. Average debt balances for the 2007 period increased to $260.7 million compared to $259.4 million for the 2006 period, and average interest rate increased to 10.63% for the 2007 period compared to 10.57% for the 2006 period.

Our provision for income taxes consisted of income tax expense of $3.1 million and $2.1 million for the 39-week periods ended September 30, 2007 and 2006, respectively.

There was a net loss for the 39 weeks ended September 30, 2007 of $2.4 million, a decrease of $4.2 million from net income for the 39 weeks ended September 30, 2006 of $1.8 million.

Commenting on the year to date 2007 results, Stephen Carley, president and CEO of El Pollo Loco, Inc. shared, “We continued to achieve positive system-wide sales growth in the third quarter of 2007 in spite of intense competitive activity and a continuation of what appears to be a general sales softness in the restaurant industry. Midway through the third quarter, we launched two new value-priced menu items, a crunchy chicken taco and a soft chicken taco. Since their July 30, 2007 launch, the tacos have achieved the highest new product customer trial of any product we have introduced in the past seven years.”

Mr. Carley continued, “Regarding new store growth, El Pollo Loco opened its first two franchise restaurants in the greater Atlanta area during the third period. A third restaurant opened in Atlanta after the end of the third quarter and several more are scheduled to open in the months ahead. Additionally, our second New England area franchise restaurant, the first in Massachusetts, opened November 6,

2007. We still forecast to open approximately 10 company and 20 franchised restaurants in fiscal 2007. Next year, we will continue our expansion in new markets across the nation. While we expect some pressure on commodity costs in 2008, we believe that any price increases taken will help protect our margins.”

El Pollo Loco’s store count changes for the 39 weeks ended September 30, 2007 are as follows:

	Company	Franchised	Total
		Stores
December 27, 2006	151	208	359
Q1 – Opened	2	2	4
Q1 – Closed	-	-	-

At March 28, 2007	153	210	363
Q2 – Opened	3	4	7
Q2 – Closed	-	-	-

At June 27, 2007	156	214	370
Q3 – Opened	3	7	10
Q3 – Sold to franchisees	(8)	(3)	(11)
Q3 – Bought from franchisees	3	8	11

At September 26, 2007	154	226	380

Events during the third fiscal quarter of 2007 included a verdict reached by a Laredo, Texas jury on July 26, 2007. El Pollo Loco- Mexico filed a lawsuit against El Pollo Loco, Inc. alleging that the Company breached a 1996 agreement between the two by failing to exploit the trademarks and develop new restaurants in Mexico. The jury found damages for El Pollo Loco-Mexico in the approximate amount of $22 million. The Company has filed post trial motions citing key findings by the jury that reinforce its firm belief that the damage findings were not supported by the facts in this case as a matter of law. A post trial hearing was held October 31, 2007, at which time a judgment was not announced. The issuance of a ruling and judgment amount is not expected before mid November. Due to the significant points it has for appeal, the Company believes the likelihood of a loss is not probable, even if a judgment is filed that mirrors the jury verdict. Additionally, due to the uncertainties in predicting possible outcomes for the judgment, then predicting possible outcomes for the appeal should a material judgment be issued, it is the Company’s opinion that a reasonable estimate of the loss cannot be determined at this time. Based on these points, no accrual for this matter has been recorded as of September 30, 2007.

System-wide Sales

Included above are franchise and system-wide same-store sales information. System-wide sales are a financial measure that includes sales at all company-owned stores and franchise-owned stores, as reported by franchisees. Management uses system-wide sales information internally in connection with store development decisions, planning and budgeting analyses. Management believes system-wide sales information is useful in assessing consumer acceptance of the Company’s brand and facilitates an understanding of financial performance as the Company’s franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.

Safe Harbor Statement

This news release contains forward-looking statements, which are statements that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. They may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will,” “should,” “may,” “could” or words or phrases of similar meaning. The statements reflect management’s current expectations regarding future events. Risk factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, concerns about food-borne illnesses; negative publicity, whether or not valid; adverse public perception due to the occurrence of avian flu; increases in the cost of chicken; an ultimate adverse ruling in litigation involving El Pollo Loco-Mexico which could result in the imposition of significant monetary damages and loss of rights to the trademarks in Mexico; our dependence upon frequent deliveries of food and other supplies; our sensitivity to events and conditions in the greater Los Angeles area; our reliance in part on our franchisees; our vulnerability to changes in consumer preferences and economic conditions; our ability to compete successfully with other quick service and fast casual restaurants; and other risk factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Statements about the Company’s past performance are not necessarily indicative of its future results. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as the result of new information, future events or otherwise

About the Company

El Pollo Loco is the nation’s leading restaurant concept specializing in flame-grilled chicken. Headquartered in Costa Mesa, California, El Pollo Loco operates a restaurant system comprised of 154 company-operated and 226 franchised restaurants (as of September 30, 2007) located primarily in California, with additional restaurants in Arizona, Nevada, Texas, Colorado, Illinois, Georgia, Connecticut, and Massachusetts. El Pollo Loco’s menu features the company’s signature citrus-marinated, flame-grilled chicken in individual and family-size meals and also offers a variety of contemporary, Mexican-inspired entrees, featuring the company’s signature chicken as the central ingredient, including its specialty Pollo Bowl® entrees, Pollo Salads, signature burritos, tacos, quesadillas, Chicken Nachos, and Chicken Tortilla Soup. The chicken is served with flour or corn tortillas, freshly-prepared salsas and an assortment of side orders. For more information about the Company, visit www.elpolloloco.com.

Contacts:	Joe Stein Chief Financial Officer El Pollo Loco, Inc. 714.599.5155 jstein@elpolloloco.com	Julie Weeks Vice President of Communications El Pollo Loco, Inc. 714.599.5150 jweeks@elpolloloco.com

EPL INTERMEDIATE, INC.
(A Wholly Owned Subsidiary of El Pollo Loco Holdings, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in thousands)

	13 Weeks Ended		39 Weeks Ended
	September 30,		September 30,
	2006	2007	2006	2007
OPERATING REVENUE:
Restaurant revenue	$61,673	$67,266	$182,502	$194,690
Franchise revenue	4,636	5,048	12,833	14,149
Total operating revenue	66,309	72,314	195,335	208,839
OPERATING EXPENSES:
Product cost	19,117	20,786	57,125	60,117
Payroll and benefits	15,459	17,476	46,297	50,727
Depreciation and amortization	2,608	3,014	7,488	8,707
Other operating expenses	20,071	24,864	59,098	66,690
Total operating expenses	57,255	66,140	170,008	186,241
OPERATING INCOME	9,054	6,174	25,327	22,598
INTEREST EXPENSE--Net	7,228	7,423	21,446	21,927
INCOME (LOSS) BEFORE
PROVISION FOR INCOME TAXES	1,826	(1,249)	3,881	671
PROVISION FOR INCOME TAXES	1,294	2,763	2,093	3,095

NET INCOME (LOSS)	$532	$(4,012)	$1,788	$(2,424)

	13 Weeks Ended		39 Weeks Ended
	September 30,		September 30,
	2006	2007	2006	2007

Operating Statement Data:
Restaurant revenue	100%	100%	100%	100%
Product cost	31.0	30.9	31.3	30.9
Payroll and benefits	25.1	26.0	25.4	26.1
Depreciation and amortization	4.2	4.5	4.1	4.5
Other operating expenses	32.5	37.0	32.4	34.3
Operating income	14.7	9.2	13.9	11.6
Interest expense	11.7	11.0	11.8	11.3
Income (loss) before income
Taxes	3.0	(1.9)	2.1	0.3
Net income (loss)	0.9	(6.0)	1.0	(1.2)
Supplementary Operating Statement Data:
Restaurant other operating expense	21.6	22.0	20.8	21.6
Franchise expense	1.4	1.4	1.4	1.4
General and administrative expense	9.5	13.6	10.2	11.3
Total other operating expenses	32.5	37.0	32.4	34.3